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Exhibit 4.1

Prudential plc

RESTRICTED SHARE PLAN

RULES FOR 2004 AWARDS

Contents

page 1	1	Purpose
page 1	2	Definitions
page 3	3	Eligibility
page 3	4	Grant of Awards
page 4	5	Calculation of Awards
page 4	6	Restriction on transfer of awards
page 5	7	Options over shares
page 5	8	Release of awards
page 7	9	Transfer of shares
page 7	10	Change of control
page 7	11	Adjustments
page 7	12	Administration of scheme
page 9	13	Amendment—termination
page 9	14	Effective date of plan
page 9	15	Term of plan
page 9	16	Governing law
page 10	Schedule 1—award letter
page 11	Schedule 2—Total shareholder return

1 Purpose

1.1
The Prudential Restricted Share Plan ('the Plan') is an employees' share scheme (within the meaning of section 743 of the Companies Act 1985) for encouraging or facilitating the holding of shares in Prudential plc ('the Company') by or for the benefit of employees of the Company and its Subsidiaries.

1.2
The Company and any of its Subsidiaries may nominate Eligible Employees to participate in the Plan and will each bear the associated costs of that participation by providing funds to the Trustees of the Prudential plc Employee Share Trust in accordance with the terms of the Trust Deed (as amended or supplemented from time to time).

2 Definitions

2.1
In these Rules, unless the context otherwise requires, the following expressions have the following meanings:

2.1.1
'Award Date' means the effective date of an Award Letter and unless otherwise stated therein shall be the date thereof.

2.1.2
'Award Letter' means a letter from the Company to a Participant setting out the specific terms of a conditional undertaking in respect of the grant of an Option over Shares in the form, or substantially in the form, of Schedule 1 to these Rules, with such modifications or variations generally or in the case of individual Participants as the Committee may determine.

2.1.3
'Close Period' means any period during which the Participant would not be given clearance to deal in Shares under the Company's rules on share dealing.

2.1.4
'Committee' means a committee of at least two executives appointed by the Remuneration Committee to administer the Plan but no executive shall take part in any determination by the Committee relating to his or her own participation in the Plan.

2.1.5
'Company' means Prudential plc.

2.1.6
'Comparator Companies' means those companies the prices of whose ordinary shares comprise the FT-SE 100 Share Index (including the Company) on the first day of the relevant Measurement Period on which the London Stock Exchange is open for trading.

2.1.7
'Disability' means permanent disability within the meaning of any permanent health insurance or equivalent plan or any occupational pension plan established by a Group Company of which the Participant is a member.

2.1.8
'Eligible Employee' means any employee of a Group Company.

2.1.9
'Group' means the Company and its Subsidiaries.

2.1.10
'Group Company' means a company which is a member of the Group.

2.1.11
'Market Value' in relation to a share means its market value as calculated in accordance with Section 272(3) of the Taxation of Chargeable Gains Act 1992.

2.1.12
'Measurement Period' means the period beginning on 1 January in the year of an Award Date and ending on the 31 December preceding the third anniversary of the Award Date as determined in accordance with Rule 7.

2.1.13
'Option' means the right granted to a Participant to purchase from the Trustees for no consideration Shares which are the subject of an Award Letter and exercisable at any time during the period of seven years following the grant.

2.1.14
'Participant' means an Eligible Employee to whom an Award letter has been issued under the Plan which has not lapsed.

2.1.15
'Plan' means the Prudential Restricted Share Plan constituted by these Rules as amended from time to time.

2.1.16
'Remuneration Committee' means the remuneration committee of the board of directors of the Company.

2.1.17
'Retirement' means termination of employment with a Group Company on or after attaining normal retirement age pursuant to the rules of any occupational pension plan of which the Participant is a member and which is established by a Group Company, or on any earlier date at which the Participant is bound by his contract of employment to retire or on which the Participant retires with the consent of the relevant Group Company.

2.1.18
'Salary' means annual basic salary and does not include any bonus payment or payment in lieu of pension contributions. In the case of a Participant whose normal place of business is outside the United Kingdom the amount of salary shall be a notional figure determined for the purposes of the Plan by the Committee.

2.1.19
'Share' means a share in the capital of the Company.

2.1.20
'Subsidiary' means any company which is at the relevant time a subsidiary of the Company within the definition in section 736, Companies Act 1985.

2.1.21
'TSR' means Total Shareholder Return, calculated in accordance with Schedule 2.

2.1.22
'Trustees' means the trustee or trustees from time to time of the Prudential plc Employee Share Trust constituted by the Trust Deed.

2.1.23
'Trust Deed' means the Trust Deed dated 16 October 1992 entered into between the Company and BWCI Trust Company Limited.

2.2
References to any statute or statutory instrument or to any part or parts thereof include any modification, amendment or re-enactment thereof for the time being in force.

2.3
Words of the masculine gender include the feminine and vice versa and words in the singular include the plural and vice versa unless, in either case, the context otherwise requires or the contrary is stated.

3 Eligibility

 The following Eligible Employees may become Participants:

3.1
Executive Directors of the Company; and

3.2
any other employee of a Group Company who is nominated by that Group Company and approved by the Committee.

4 Grant of awards

4.1
Award Letters shall be issued to Eligible Employees in accordance with the procedures set out in this Rule 4.

4.2
The Committee shall have the authority to issue Award Letters under the Plan to such Eligible Employees as have been selected by a Group Company for the purpose as the Committee in its absolute discretion thinks fit.

4.3
The Committee shall only issue an Award Letter to an Eligible Employee who is a director of the Company or exercise any powers under the Plan in relation to a director of the Company with the prior approval of the Remuneration Committee.

4.4
No Award letter shall be granted to an Eligible Employee if the grant would not be permissible because it would occur:

4.4.1
during a Close Period; or

4.4.2
at a time when such a grant is prohibited in a jurisdiction applicable to the Eligible Employee.

4.5
Shares may be purchased or otherwise acquired or appropriated by the Trustees in accordance with the directions of the Committee to meet the potential obligations of the Trustees under an Award Letter at any time prior to the grant of an Option over the Shares which are the subject of such Award Letter.

4.6
The Company shall provide (and shall procure that any Group Company which employs Participants provides) sufficient monies to enable the Trustees to, and will use its best endeavours to procure that the Trustees will, acquire sufficient Shares to satisfy the Options granted to Participants.

5 Calculation of awards

5.1
The value of the maximum number of Shares which are the subject of an Award Letter shall be as determined by the Committee, but shall not exceed the following percentage of the Participant's Salary at the Award Date namely:

5.1.1
Group Chief Executive of the Company—not exceeding 200%.

5.1.2
Other Executive Directors of the Company and Senior Executives approved by the Committee—not exceeding 160%.

5.1.3
Senior Eligible Employees—not exceeding 60%.

5.1.4
Other Eligible Employees—not exceeding 40%.

5.2
If a Participant becomes an Eligible Employee during the calendar year of the Award Date the value of the maximum number of Shares which are the subject of such Participant's Award Letter shall be all or such proportion of the full percentage applicable to that Participant as may be determined by the Committee.

5.3
The maximum number of Shares to which a Participant may become entitled under an Award Letter shall be calculated by dividing the value determined in accordance with Rules 5.1 and 5.2 by the average value of a Share during the calendar year preceding the relevant Award Date (on a basis determined by the Committee but calculated by reference to its Market Value during such year) and rounding up to the nearest whole number of Shares.

6 Restriction on transfer of awards

6.1
An Award Letter shall be personal to a Participant and neither an Award Letter nor any interest in an Award Letter may be transferred, assigned, pledged, charged or otherwise dealt with by a Participant for the benefit of any person other than by way of transfer to the Participant's personal representatives in the event of the Participant's death (in which case the provisions of Rule 8.5 shall apply).

6.2
If a Participant deals or attempts to deal with an Award Letter or any interest in an Award Letter in breach of Rule 6.1 the provisions of such Award Letter shall lapse forthwith.

7 Options over shares

7.1
The Trustees shall grant to each Participant an Option over shares which are the subject of an Award Letter to the extent that the performance requirements set out in this Rule 7 are achieved and if the Remuneration Committee confirms to the Trustees that the underlying financial performance of the Company justifies the grant.

7.2
As soon as practicable following the Measurement Period ending on the 31 December preceding the third anniversary of the Award Date the TSR of each of the Comparator Companies which are still quoted on the London Stock Exchange at the end of the Measurement Period shall be listed in order so that the one having the highest TSR is ranked first.

7.3
If the list referred to in Rule 7.2 indicates that the Company is in the top 20% of the Comparator Companies in the list the Option will be granted over all the Shares which are the subject of the relevant Award Letter as from the third anniversary of the relevant Award Date.

7.4
If the list referred to in Rule 7.2 indicates that the Company is in the bottom 50% of the Comparator Companies in the list no Option will be granted over the Shares which are the subject of the relevant Award Letter.

7.5
If neither Rule 7.3 nor Rule 7.4 applies the Option will be granted over a proportion of the maximum number of the Shares which are the subject of the Award Letter. Such proportion shall be determined on a straight progression from 25% if the Company is at the 50th percentile of the Comparator Companies in the list, to the maximum number of Shares which are the subject of the Award Letter if the Company is in the top 20th percentile of such Comparator Companies. Such Option shall be rounded up the nearest whole number of shares and any interest of the Participant in the balance of the Shares which are the subject of such Award Letter shall lapse.

7.6
As soon as reasonably practicable after the list referred to in Rule 7.2 has been prepared and the Remuneration Committee has confirmed to the Trustees that the underlying financial performance of the Company justifies the grant of the Options referred to in Rule 7.1 the Company shall forward a copy of the list to each Participant together with a certificate executed as a deed by the Trustees evidencing the Option granted to such Participant. If the Remuneration Committee does not so confirm within six months following the end of the Measurement Period the relevant Award Letter will lapse.

8 Release of awards

8.1
An Option may be exercised in whole or in part in accordance with its terms. The Participant shall deliver to the Company a notice in writing in such form as may be prescribed from time to time by the Directors (which may be endorsed on the Option certificate) stating therein the number of Shares in respect of which the Participant desires to exercise the Option, together with the relevant Option certificate.

8.2
The notice shall be expressed to take effect immediately upon its receipt by the Company and such date shall constitute the date of exercise of such Option. A notice shall be of no effect unless received by the Company before the expiry of the period in which an Option may be exercised. Upon exercise of the Option the Trustees shall transfer the relevant Shares to the order of the Participant.

8.3
A Participant shall not be entitled to exercise an Option pursuant to this Rule during a Close Period or at any time when the exercise is prohibited in a jurisdiction applicable to the Participant.

8.4
If the aggregate number of Shares in respect of which an Option certificate has been delivered to the Company in accordance with sub-Rule 8.1 above exceeds the number of Shares in respect of which the Participant has stated in the accompanying notice that the Option is to be exercised, the Company shall in due course issue to the Participant an Option certificate in respect of the balance, which shall state the date on which the Option was exercised in part.

8.5
If a Participant dies his or her personal representative may exercise any subsisting Option within 12 months after the date of death. In addition the Committee may in its absolute discretion instruct the Trustees to transfer to the Participant any Shares which are the subject of a subsisting Award Letter taking into account the length of the period since the Award Date and the underlying financial performance of the Company during such period. To the extent that the discretion is not exercised within the 6 months following the date of death the Award Letter will lapse.

8.6
If a Participant ceases to be employed by a Group Company for any reason other than death the Participant may exercise any outstanding Option only within the period of six months following the date of such cessation of employment.

8.7
If a Participant ceases to be employed by a Group Company as a result of Retirement, redundancy (within the meaning of the Employment Protection (Consolidation) Act 1978), illness, injury or disability, in relation to any Award Letters which have not lapsed the Trustees shall, unless the Committee in its absolute discretion otherwise determines within six months of such cessation of employment, grant an Option over Shares. Such Option shall be granted with the Committee taking into account the underlying financial performance of the Company in the period since the Award Date and otherwise in accordance with Rule 7, but (unless in its determination the Committee specifies a different basis)

8.7.1
scaled down pro-rata to the proportion of the relevant Measurement Period which has actually elapsed at such cessation; and

8.7.2
so that the TSR of each Comparator Company shall be calculated and ranked at the end of the month immediately preceding such cessation.

  Any such Option may be exercised only within the period of six months following the date of such cessation of employment and the Award Letter shall automatically lapse in respect of any Shares which are not the subject of an Option.

8.8
If a Participant ceases to be employed by a Group Company between an Award Date and the third anniversary thereof as a result of dismissal or resignation the Participant shall not be granted an Option over any shares comprised in an Award Letter outstanding at the date of such cessation of employment unless and to the extent that, within six months of the date of such cessation, the Committee in its absolute discretion otherwise determines and provided that the Participant has not been dismissed for dishonesty or misconduct. Any such Option may be exercised only within the six month period and the Award Letter shall automatically lapse in respect of any Shares not made the subject of an Option.

  For the purposes of this Rule 8.8 a decision by the Committee that a Participant has been dismissed for dishonesty or misconduct shall be conclusive.

8.9
A Participant shall not be entitled by way of compensation for loss of office, wrongful or unfair dismissal or otherwise to any sum or any benefit to compensate the Participant for the loss of Shares which were the subject of an Award Letter or any other right or benefit accrued or in prospect under the Plan.

9 Transfer of shares

9.1
Any transfer of Shares to a Participant shall be subject to such consent, if any, of HM Treasury or other authorities, whether of the United Kingdom or elsewhere, as may from time to time be required and it shall be the responsibility of the Participant to obtain and comply with the requirements of such consents.

9.2
Shares shall not carry the right to dividends or other distributions paid by reference to a qualifying date falling before the date of exercise of an Option but shall in all other respects rank pari passu with the other Shares in issue.

10 Change of control

10.1
For the purposes of this Rule, a 'change of control' shall be deemed to take place if:

10.1.1
any individual, company, corporation or other entity acquires more than 50% of the then outstanding equity of the Company entitling the holder to vote generally in the election of directors of the Company; or

10.1.2
any scheme of arrangement sanctioned by the Court under section 425 of the Companies Act 1985 becomes effective (except where Rule 11 applies); or

10.1.3
the Company goes into liquidation (except where Rule 11 applies).

10.2
In the event of a 'change of control' as defined in subsection 10.1 above, unless the Committee makes other arrangements within one month thereafter which the auditors of the Company first confirm in writing to the Committee are in their opinion fair and reasonable to the Participants the Trustees shall grant to each Participant an Option over the appropriate number of Shares which are the subject of an Award Letter (as if the date of such change of control were both the end of a Measurement Period and the third anniversary of the relevant Award Date for the purposes of Rule 7). The Award letter shall automatically lapse in respect of any shares not the subject of the Option.

11 Adjustments

  In the event of any reconstruction, amalgamation, reorganisation, liquidation for the purposes of reconstruction, consolidation, sub-division or other change in the capital structure of the Company affecting the Shares, the number and class of Shares subject to outstanding Award Letters under the Plan shall be substituted or adjusted in such manner as may be determined to be reasonable, appropriate and equitable by the Remuneration Committee, and confirmed as being fair and reasonable by the auditors of the Company for the time being, to prevent dilution or enlargement of the rights of Participants and provided that the number of Shares subject to any Award Letter shall always be a whole number.

12 Administration of the scheme

12.1
The Trustees shall waive all rights to dividends on Shares held by them in accordance with these Rules.

12.2

12.2.1
Except as otherwise provided, notices or documents required to be given to an Eligible Employee or a Participant shall be properly given if delivered to the relevant person by hand at his or her normal place of work or sent to the relevant person by post at his or her last known address and where a notice is sent by post it shall be deemed to have been given 48 hours after it was put into the post properly addressed and stamped.

12.2.2
Except as otherwise provided, notices or documents required to be given to the Company by a Participant shall be properly given if delivered by hand to the Secretary of the Company at the Company's registered office or sent to the Secretary by post at that office and where a notice is sent by post it shall be deemed to have been given 48 hours after it was put into the post properly addressed and stamped.

12.3
A Participant shall not be treated as having ceased to be an Eligible Employee merely by reason of the occurrence of any of the following:

12.3.1
a transfer of his employment from one Group Company to another; or

12.3.2
absence of no more than 29 weeks due to pregnancy or confinement (unless the Participant shall previously have notified her intention not to return in which case her employment shall be deemed to be terminated on the date she so notifies her employer); or

12.3.3
any leave of absence in excess of 90 days approved by the Group Company which employs the Participant, provided that the employee's right to reemployment is guaranteed either by statute or by contract; or

12.3.4
the transfer of the undertaking or part undertaking in which the Participant is employed to another Group Company.

12.4
Unless the Committee otherwise determines a Participant shall be treated as having ceased to be an Eligible Employee by reason of the occurrence of either of the following:

12.4.1
the Subsidiary by which the Participant is employed ceasing to be a Subsidiary;

12.4.2
the transfer of the undertaking or part undertaking in which the Participant is employed to any person other than another Group Company.

12.5
Nothing contained in the Plan shall prevent the Company from adopting other employee benefit arrangements, including further employees' share schemes.

12.6
Neither the action of the Company in establishing the Plan, nor any action taken by it or by the Committee under the Plan or any Award Letter, nor any provision of the Plan, shall be construed as giving to any person the right to be retained in the employment of a Group Company.

12.7
Subject to the provisions of the Trust Deed and the Plan the Committee shall have full power:

12.7.1
to construe and interpret the Rules of the Plan; to establish, amend or waive regulations for administration of the Plan not being inconsistent with the Rules;

12.7.3
to accelerate the grant of Options over Shares;

12.7.4
to correct errors, omissions or inconsistencies in the Plan or in any Award Letter or other document; and to agree with a Participant to amend the terms and conditions of any outstanding Award Letter to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.

12.8
The Committee may, in its sole discretion, delegate to appropriate executives of the Company the administration of the Plan. No such delegation by the Committee shall be made with respect to the grant of Award Letters or Options and the Committee may not delegate its authority to correct errors, omissions or inconsistencies in the Plan or in any Award Letter or other document. All authority delegated by the Committee under this Rule 12.9 shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may from time to time be established by the Committee.

13 Amendment—termination

 The Committee may amend, terminate or suspend the Plan but no such action may impair or adversely affect the existing rights of a Participant under any Award Letter or Option without the Participant's consent.

14 Effective date of plan

 The Plan shall have effect from 1 January 1996 except in relation to the Group Chief Executive for whom the Plan shall have effect from 1 January 1995.

16 Term of plan

 No Award shall be made under the Plan after 31 March 2006 (or such earlier date as the Plan shall be terminated by the Committee) but so that the foregoing shall not prevent any amendment, modification or suspension at any time of any Award Letter or the waiver at any time of any terms or conditions thereof by the Committee under and in accordance with the provisions of the Plan or the amendment of the Plan by the Committee under Rule 13.

17 Governing law

 This Plan is governed by and shall be construed in accordance with the laws of England.

Schedules

1. Award letter

2. Total Shareholder Return

Schedule 1

 Dear [......................................................]

I am pleased to confirm that you have been granted a conditional award of [    ] shares in Prudential pIc in accordance with the Rules of the Prudential Restricted Share Plan. For the purposes of the Rules the Award Date is [......................].

The number of shares has been calculated by taking [    ] per cent of your current basic salary and dividing it by the average value of the month end closing price of Prudential's shares during [    ]. The share price for the [.........................] award is [.........................].

For the purposes of determining whether you will be granted an option over such shares the commencement date of the three-year 'Measurement Period' (as defined in the Rules) is 1 January [    ]. The number of shares over which your option will be granted will be determined by reference to the extent that the Company's 'Total Shareholder Return' (as defined in the Rules) has reached a specified target after the Measurement Period, when compared with the Total Shareholder Return of those of the companies which comprise the FT-SE 100 Share Index on the first trading day of the London Stock Exchange in the Measurement Period which are still quoted on that Exchange on the last day of the Measurement Period. In addition the Remuneration Committee will need to be satisfied that the underlying performance of the Company justifies the grant of an option.

Yours sincerely

Schedule 2

For the purposes of Rule 7 TSR in respect of each of the Comparator Companies shall be calculated as follows using the Finstat price feed or such other comparable method as the Committee may approve to ascertain the value of a share:

1.
for the first day of the Measurement Period the average of the values of a share in the relevant company during the period of three months immediately before the beginning of the Measurement Period shall be taken and such amount shall be a cash outflow;

2.
for the last day of the Measurement Period the average of the values of a share in the relevant company during the period of three months immediately before the end of the Measurement Period shall be taken and such amount shall be a cash inflow;

3.
gross dividends per share paid by the relevant company during the Measurement Period shall be a cash inflow on the day when the relevant company's shares went ex-dividend and applied in purchasing the relevant company's shares at the close of business on that day at its value;

4.
a retroactive adjustment shall be made for any stock or share split, scrip issue or rights issue or other like event occurring during the Measurement Period and any payment by the shareholder for the exercise of rights shall be a cash outflow;

5.
an appropriate adjustment shall be made for any merger, takeover or other change in capital so as to preserve the original notional investment;

6.
the TSR shall be the rate of return calculated from the amounts determined in accordance with Paragraphs 1 to 5 above.

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  Exhibit 4.1